As filed with the Securities and Exchange Commission on October 22, 1997
                                                     Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                          PharmaSystems Holdings Corp.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Colorado
         (State or Other Jurisdiction of Incorporation or Organization)

                                   84-1189040
                      (I.R.S. Employer Identification No.)

                          7350 NW 7th Street, Suite 104
                              Miami, Florida 33126
                    (Address of Principal Executive Offices)

                 PharmaSystems Holdings Corp. 1997 Non-Qualified
                                Stock Option Plan
                            (Full Title of the Plan)

                                Aurelio E. Alonso
                          7350 NW 7th Street, Suite 104
                              Miami, Florida 33126
                     (Name and Address of Agent For Service)

                                 (305) 267-9500
          (Telephone Number, Including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

---------------------------- ---------------------- ---------------------- -------------------- -----------------------
                                                    Proposed               Proposed
Title Of                                            Maximum                Maximum
Securities                   Amount                 Offering               Aggregate            Amount Of
To Be                        To Be                  Price Per              Offering             Registration
Registered                   Registered             Share (1)              Price (1)            Fee (1)
---------------------------- ---------------------- ---------------------- -------------------- -----------------------

Common Stock, no par value   6,000,000              $0.01                  $60,000              $18.18
---------------------------- ---------------------- ---------------------- -------------------- -----------------------

(1) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the Proposed Maximum Offering Price Per Share, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee were computed upon the basis of the price at which the options registered hereby are anticipated to be exercised or $0.01 per share.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by PharmaSystems Holdings Corp. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

         (a) The registration statement on Form 10-SB filed by Euro-Tel, Inc. (the predecessor by merger of the Company), including any amendments thereto.

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the date of the Form 10-SB (including any amendments thereto).

         All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Securities and Exchange Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the PharmaSystems Holdings Corp. 1997 Non-Qualified Stock Option Plan that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.


ITEM 4.  DESCRIPTION OF SECURITIES.

         The class of Common Stock to be offered under this Registration Statement (upon the exercise of the non-qualified stock options) is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

         The securities registered under this registration statement are non-qualified stock options and the underlying common stock. Such options can be granted to certain employees, consultants, representatives, officers and directors by the Company's Board of Directors or Stock Option Committee, if any (collectively, the "Plan Administrator"), under the PharmaSystems Holdings Corp. 1997 Non-Qualified Stock Option Plan (the "Plan"). Such options entitle the holders thereof to purchase up to an aggregate number of 6,000,000 shares of common stock of the Company on the terms and conditions established by the Plan Administrator. As of the date of this Registration Statement, options to purchase 6,000,000 shares of common stock of the Company have been granted to the following consultants:

         NAME OF CONSULTANT                     NUMBER OF SHARES OF COMMON STOCK
         ------------------                     --------------------------------
         Intercapital Holdings Corp.                        1,500,000
         Lanser S.A.                                        1,275,000
         Yorkshire Capital Management Ltd.                  1,250,000
         Financial Future Corp.                             1,500,000
         Venture Funding Ltd.                               200,000
         Jeff Bruss                                         200,000
         Emerging Growth, Ltd.                              25,000
         Stockplayer.Com.Inc.                               50,000

         The exercise price of the options is One Cent ($0.01) per share. Such options will expire at the earlier of (i) June 18, 2002 or (ii) the date any consulting agreement with the Company or any of its subsidiaries is terminated.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In the Company's Amended and Restated Articles of Incorporation dated November 12, 1996 (the "Articles"), the Company agreed to indemnify, to the fullest extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Company or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Company's request. In addition and subject to certain exceptions, the Articles limit the personal liability of a director, providing that no director of the Company shall have any personal liability for monetary damages to the Company or its shareholders for breach of his fiduciary duty as a director. Such limitation of liability does not apply to: (i) any breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Business Corporation Act Section 7-106-401 or the Articles if it is established that the director did not perform his duties in compliance with Colorado Business Corporation Act
Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been lawfully distributed; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.

         In addition, ss. 7-109-103 of Colorado Business Corporation Act provides the following mandatory indemnification: "Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding."

         A court may authorize indemnification pursuant to ss. 7-109-105 of Colorado Business Corporation Act, which provides:

                  (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

                  (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

                  (b)  If  it  determines   that  the  director  is  fairly  and
                  reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

         In determining whether to indemnify a director or to advance costs, the corporation must comply with the procedures set forth in Section 7-109-106 of Colorado Business Corporation Act. The corporation must also provide notice of such indemnification to its shareholders pursuant to Section 7-109-110 of Colorado Business Corporation Act.


ITEM 8.  EXHIBITS.

  EXHIBIT NO.         DESCRIPTION                             LOCATION
  -----------         -----------                             --------

       4.1            PharmaSystems Holdings Corp. 1997       Provided herewith
                      Non-Qualified Stock Option Plan
       4.2            Consulting Agreement with Emerging      Provided herewith
                      Growth, Ltd.
       4.3 Consulting Agreement with Yorkshire Provided herewith Capital Management, Ltd.
       4.4            Consulting Agreement with Financial     Provided herewith
                      Future Corp.
       4.5            Consulting Agreement with Jeff Bruss    Provided herewith
       4.6            Consulting Agreement with               Provided herewith
                      Stockplayer.com, Inc.
       4.7            Intentionally Omitted
       4.8            Consulting Agreement with Lancer S.A.   Provided herewith
       4.9            Consulting Agreement with Inter         Provided herewith
                      Capital Holdings Corp.
       4.10           Option Agreement with                   Provided herewith
                      Stockplayer.com, Inc.
       4.11           Option Agreement with Emerging          Provided herewith
                      Growth, Ltd.

       4.12           Option Agreement with Jeff Bruss        Provided herewith
       4.13           Option Agreement with Venture           Provided herewith
                      Funding, Ltd.
       4.14           Option Agreement with Financial         Provided herewith
                      Future Corp.
       4.15           Option Agreement with Lanser S.A.       Provided herewith
       4.16           Option Agreement with Yorkshire         Provided herewith
                      Capital Management, Ltd.
       4.17           Option Agreement with Inter Capital     Provided herewith
                      Holdings Corp.
       5              Opinion re: legality                    Provided herewith
       23.1           Consent of BDO Seidman, LLP             Provided herewith
       23.2           Consent of Kirkpatrick & Lockhart LLP   Provided herewith
                                                              (contained in
                                                               Exhibit 5)
       24             Power of Attorney                       Provided herewith

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned registrant will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus  required by Section  10(a)(3) of the Securities Act of 1933 (the "Securities Act");
                                                    --------------

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) Include any additional or changed material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) For purposes of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 22nd day of October, 1997.

                          PHARMASYSTEMS HOLDINGS CORP.


                          By:  /s/ Jose L. Rodriguez, M.D.
                              ---------------------------------------
                                Printed Name:  Jose L. Rodriguez, M.D.
                                Title: President


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints both Aurelio E. Alonso and Jose L. Rodriguez, M.D. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, which together constitute a majority of the board of directors of the Company.

Date:  October 22, 1997      By:  /s/  Jose L. Rodriguez, M.D.
                                  ----------------------------------------------
                                       Printed Name:  Jose L. Rodriguez, M.D.
                                       Title:  President and Director (Principal
                                       Executive Officer)


Date:  October 22, 1997      By:  /s/  Aurelio E. Alonso
                                  ----------------------------------------------
                                       Printed Name:  Aurelio E. Alonso
                                       Title: Chief Financial Officer,
                                       and Controller Director (Principal
                                       Financial and Accounting Officer)


Date:  October 22, 1997      By:  /s/  Edward F. Safille, M.D.
                                  ----------------------------------------------
                                       Printed Name:  Edward F. Safille, M.D.
                                       Title: Director


Date:  October 22, 1997      By:  /s/  Antonio M. Rodriguez, M.D.
                                  ----------------------------------------------
                                       Printed Name:  Antonio M. Rodriguez, M.D.
                                       Title: Director

                                  EXHIBIT LIST


  EXHIBIT NO.    DESCRIPTION                             LOCATION
  -----------    -----------                             --------

      4.1       PharmaSystems Holdings Corp. 1997       Provided herewith
                Non-Qualified Stock Option Plan
      4.2       Consulting Agreement with Emerging      Provided herewith
                Growth, Ltd.
      4.3       Consulting Agreement with Yorkshire     Provided herewith
                Capital Management, Ltd.
      4.4       Consulting Agreement with Financial     Provided herewith
                Future Corp.
      4.5       Consulting Agreement with Jeff Bruss    Provided herewith
      4.6       Consulting Agreement with               Provided herewith
                Stockplayer.com, Inc.
      4.7       Intentionally Omitted
      4.8       Consulting Agreement with Lancer S.A.   Provided herewith
      4.9       Consulting Agreement with Inter         Provided herewith
                Capital Holdings Corp.
      4.10      Option Agreement with                   Provided herewith
                Stockplayer.com, Inc.
      4.11      Option Agreement with Emerging          Provided herewith
                Growth, Ltd.
      4.12      Option Agreement with Jeff Bruss        Provided herewith
      4.13      Option Agreement with Venture           Provided herewith
                Funding, Ltd.
      4.14      Option Agreement with Financial         Provided herewith
                Future Corp.
      4.15      Option Agreement with Lanser S.A.       Provided herewith
      4.16      Option Agreement with Yorkshire         Provided herewith
                Capital Management, Ltd.
      4.17      Option Agreement with Inter Capital     Provided herewith
                Holdings Corp.
      5         Opinion re: legality                    Provided herewith
      23.1      Consent of BDO Seidman, LLP             Provided herewith
      23.2      Consent of Kirkpatrick & Lockhart LLP   Provided herewith
                                                        (contained in Exhibit 5)
      24        Power of Attorney                       Provided herewith